Exhibit 10.7

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) dated March 12, 2024, by and between NEWPORT GATEWAY OFFICE LLC, a Delaware limited liability company (“Landlord”), and

ELEDON PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

II.
RECITALS

Landlord (The Irvine Company LLC, a Delaware limited liability company) and Tenant (formerly known as Novus Therapeutics, Inc., a Delaware corporation, as successor in interest to Otic Pharma, Inc., a Delaware corporation) are parties to that certain lease dated September 2, 2015, which lease was amended by a First Amendment to Lease dated April 19, 2018, a Second Amendment to Lease dated May 3, 2021 and a Third Amendment to Lease dated August 12, 2022 (collectively, the "Lease") for space consisting of approximately 5,197 rentable square feet known as Suite No. 550 (the “Original Premises”) in the building located at 19900 MacArthur Boulevard, Irvine, California (the "Original Building").

Landlord and Tenant each desire to modify the Lease to substitute for the Original Premises approximately 5,817 rentable square feet of space known as Suite No. 250 (“Suite 250”) in the Building located at 19800 MacArthur Boulevard, Irvine, CA 92612 (the “Building”), extend the Term, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.
MODIFICATIONS.

A.
Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.
Effective as of the Commencement Date for Suite 250, Item 2 will be deleted in its entirety and the following will be substituted in lieu thereof:

“2. Premises: Suite No. 250

Address of Building: 19800 MacArthur Boulevard, Irvine, CA 92612

Project Description: Newport Gateway

(the Premises are more particularly described in Section 2.1).”

2.
Item 4 is hereby amended by adding the following:

“4. Estimated Commencement Date for Suite 250: April 1, 2024.”

3.
Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5. Lease Term: The Term will expire 38 months after the Commencement Date for Suite 250, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.”

4.
Effective as of the Commencement Date for Suite 250, Item 6 will be deleted in its entirety, and the following substituted in lieu thereof:

“6. Basic Rent:

Months of Term or Period	Monthly Rate Per Square Foot	Basic Monthly Rent
1 to 14	$2.70	$15,705.90
15 to 26	$2.78	$16,171.26
27 to 38	$2.86	$16,636.62

Exhibit 10.7

All such Basic Rent will be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant will be entitled to an abatement of 2 full calendar months of Basic Rent in the aggregate amount of $31,411.80 (i.e., $15,705.90 per month) (the “Abated Basic Rent”) for the first 2 full calendar months of the Term (the “Abatement Period”). If Tenant is in Default, at any time during the Term, the unamortized portion of the Abated Basic Rent (amortized on a straight-line basis over the portion of the Term commencing on the Commencement Date for Suite 250 and ending on the last day of the 38th full calendar month thereafter) will immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a Default will not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent will be abated during the Abatement Period and all other additional Rent and other costs and charges specified in this Lease will remain as due and payable pursuant to the provisions of this Lease.

5.
Effective as of the Commencement Date for Suite 250, Item 7 will be deleted in its entirety and the following will be substituted in lieu thereof:

“7. Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve-month period ending June 30, 2024 (the “Base Year”).

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every 12-month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

6.
Effective as of the Commencement Date for Suite 250, Item 8 will be deleted in its entirety and the following will be substituted in lieu thereof:

“8. Floor Area of Premises: approximately 5,817 rentable square feet

Floor Area of Building: approximately: 302,296 rentable square feet”

7.
Effective as of the Commencement Date for Suite 250, Item 9 will be deleted in its entirety, and the following substituted in lieu thereof:

“9. Security Deposit: $18,300.28, as more fully described in Section 4.3 of this Lease.”

8.
Effective as of the Commencement Date for Suite 250, Item 11 will be deleted in its entirety, and the following substituted in lieu thereof:

“11. Parking: Up to 19 Parking Passes in accordance with the provisions set forth in Exhibit F to this Lease.”

9.
Item 12 with respect to Tenant’s Address for Payments and Notices is hereby deleted in its entirety, and the following substituted in lieu thereof:

Exhibit 10.7

“TENANT

Eledon Pharmaceuticals, Inc.

19800 MacArthur Boulevard, Suite 250

Irvine, CA 92612

Attn: Chief Financial Officer with a copy of notices to:

Eledon Pharmaceuticals, Inc.

19800 MacArthur Boulevard, Suite 250

Irvine, CA 92612

Attn: General Counsel”

B.
Commencement Date. As used herein, the “Commencement Date for Suite 250” will occur on the earlier of (a) the date Suite 250 is deemed ready for occupancy as set forth below, provided that such date will not be prior to March 1, 2024, or (b) the date Tenant commences its business activities within Suite 250. Promptly following request by Landlord, the parties will memorialize on a form provided by Landlord (the “Suite 250 Commencement Memorandum”) the actual Commencement Date for Suite 250. If Tenant fails to execute and return the Suite 250 Commencement Memorandum to Landlord within 10 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for Suite 250 as set forth in the Suite 250 Commencement Memorandum will be conclusive. Suite 250 will be deemed “ready for occupancy” if and when Landlord, to the extent applicable, (i) has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter attached to this Amendment, but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work,

(ii) has provided reasonable access to Suite 250 for Tenant so that Suite 250 may be used without unreasonable interference, and (iii) has put into operation all building services required to be provided by Landlord under the Lease and essential for the use of Suite 250 by Tenant.

C.
Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 250 to Tenant on or before the Estimated Commencement Date for Suite 250 set forth in Section III.A.2 above, this Amendment will not be void or voidable, nor will Landlord be liable to Tenant for any resulting loss or damage. However, Tenant will not be liable for Basic Rent for Suite 250 until the Commencement Date for Suite 250 occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B above is attributable to any action or inaction by Tenant (including, without limitation, any Tenant Delay described in the Work Letter attached to this Amendment), then Suite 250 will be deemed to be ready for occupancy, and Landlord will be entitled to full performance by Tenant (including, but not limited to, the payment of Rent), as of the date Landlord would have been able to substantially complete such work and deliver Suite 250 to Tenant but for such Tenant’s delay(s).

D. Security Deposit. On or before the Commencement Date for Suite 250, Tenant must deliver the sum of $2,946.28 to Landlord, which sum will be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

E.
Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord agrees that Tenant will not be obligated to pay Landlord for Operating Expenses accruing during the 12-month period commencing as of the Commencement Date for Suite 250.

Exhibit 10.7

F.
Floor Plan of Premises. Effective as of the Commencement Date for Suite 250, Exhibit A to the Lease will be deleted in its entirety and substituted with the attached Exhibit A in lieu thereof.
G.
Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” (i) effective as of the Commencement Date for Suite 250, Tenant may purchase from Landlord, all or a portion of the parking passes set forth in Item 11 of the Basic Lease Provisions (as reflected in the revised parking allotment set forth in Section III.A.7 of this Amendment) (the "Parking Passes"). During the period commencing on the Commencement Date for Suite 250 and ending on the Expiration Date (as extended by this Amendment), the charge for the Parking Passes will be $50.00 per Parking Pass for unreserved parking per month. Thereafter, the parking charges will be at Landlord’s scheduled parking rates from time to time.

H.
Suite 250 Tenant Improvements. Landlord hereby agrees to complete the Suite 250 Tenant Improvements in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

I.
"Tenant’s Indemnity. Section 10.2 of the Lease is hereby amended by adding the following:

“Tenant will in all cases accept any tender of defense of any action or proceeding in which Landlord is named or made a party, within 14 days of the tender and will, notwithstanding any allegations of sole negligence or willful misconduct on the part of Landlord, defend Landlord as provided herein until a final determination of sole negligence or willful misconduct is made, and if such final determination of Landlord’s sole negligence or willful misconduct is made, Landlord will reimburse Tenant (but not Tenant’s insurer) for the reasonable and actual defense costs so incurred by Tenant. Costs will also include all of Landlord's reasonable attorneys' fees, litigation costs, investigation costs and court costs and all other costs, expenses and liabilities incurred by Landlord or its counsel from the date Landlord first receives notice that any claim or demand is to be made or may be made. Tenant must also tender the action or proceeding to its insurer, and request coverage for its indemnity obligations to Landlord. For purposes of this Section 10.2, "Landlord" includes Landlord and Landlord's directors, officers, shareholders, members, agents and employees. Tenant's obligations under this Section 10.2 will survive the termination of this Lease.”

J.
"Tenant’s Insurance. Exhibit D attached to the Lease is hereby deleted in its entirety, and

Exhibit D attached to this Amendment is substituted in lieu thereof.

K.
Termination as to Original Premises. The Lease with respect to the Original Premises will terminate on the day preceding the Commencement Date for Suite 250 (the “Termination Date”), provided that such termination will not relieve Tenant of (i) any Rent or other charges owed by Tenant, or other obligations required of Tenant, as are set forth in the Lease through and including the Termination Date, except as otherwise provided in the last sentence of this Section K, (ii) any obligations that are set forth in this Amendment, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to the Original Premises. Tenant will quit and surrender possession of the Original Premises to Landlord on or before the Termination Date. Notwithstanding anything to the contrary contained in Section 15.2 of the Lease, Tenant will not be required to remove from the Premises any Required Removables, wallpapering, or cabling installed by Tenant, or to make any repairs to the Premises caused by the removal of Tenant’s personal property. Tenant will be provided a 7 day grace-period after the Commencement Date for Suite 250 to remove from the Original Premises any personal property not moved by Landlord pursuant to Exhibit X.

Exhibit 10.7

IV.
GENERAL.

A.
Effect of Amendments. The Lease remains in full force and effect except to the extent that it is modified by this Amendment.
B.
Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.
Counterparts; Digital Signatures. This Amendment may be executed in one or more counterparts, each of which constitutes an original and all of which are one and the same agreement. The parties expressly agree that one or each of the parties may execute and deliver this Amendment electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the “Approved Service”). The Approved Service will have the same legal effect as a handwritten signature and will be admissible evidence of the parties' mutual intent to be legally bound by this Amendment. The parties declare that they have received all of the information required to be fully aware of the certificate-based electronic signature software process and each party hereby waives any claim which it may have against the enforceability of this Amendment based on the use of the Approved Service.
D.
Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.
Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.
California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties will mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."
G.
Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees also apply to this Amendment.
H.
Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant will keep such confidential information strictly confidential and will not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Landlord Consents to Tenant’s disclosure of the terms to prospective subtenants or assignees under

Exhibit 10.7

the Lease or pursuant to legal requirement.

I.
Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord will be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Savills (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, are binding and enforceable in connection with the negotiation of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.7

V.
EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.”

above.

LANDLORD: TENANT:

NEWPORT GATEWAY OFFICE LLC,

a Delaware limited liability company

By: /s/ Steven M. Case

Steven M. Case Executive Vice President Office Properties

By: /s/ Stacy Nishioka

      Stacy Nishioka

      Vice President, Operations Office Properties

ELEDON PHARMACEUTICALS, INC., a Delaware corporation By: /s/ David-Alexandre C. Gros, MD David-Alexandre C. Gros, MD Chief Executive Officer By: /s/ Paul Little Paul Little Chief Financial Officer

Exhibit 10.7

19800 MacArthur Blvd, Suite 250

EXHIBIT A

EXHIBIT D TENANT’S INSURANCE

The following requirements for Tenant’s insurance must be in effect during the Term, and Tenant must also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1.
Tenant must maintain, at its sole cost and expense, during the entire Term: (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, on a policy form that is at least as broad as Insurance Service Office (ISO) CGL 00 01 (if alcoholic beverages are sold on the Premises, liquor liability must be explicitly covered), which policy(ies) must be written on an “occurrence” basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, personal injury, death, and property damage liability; such policy must include, but not be limited to bodily injury, personal injury, blanket contractual liability, products/completed operations, broad form property damage liability and independent contractor’s liability coverage; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least

$1,000,000 each employee, each accident and each disease; (iii) with respect to Alterations constructed by Tenant under the Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy must also include business interruption coverage in an amount sufficient to cover 1 year of loss. In no event will the limits of any policy be considered as limiting the liability of Tenant under the Lease.

2.
All policies of insurance required to be carried by Tenant pursuant to this Exhibit D must be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report. The deductible, self-insured retention or other retained limit under any policy carried by Tenant must not exceed $100,000 unless approved in writing by Landlord, and Tenant will be responsible for payment of such deductible, self-insured retention or retained limit with waiver of subrogation in favor of Landlord. Landlord may, without any obligation to do so, advance or pay any deductible, self-insured retention or retained limit due on any claim that may involve it or its officers, directors or employees. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, must be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage must also be delivered to Landlord not less than 30 days prior to the expiration of the coverage. If a loss covered by any policy under which Landlord is an additional insured, Landlord will be entitled to review a copy of such policy.

3.
Tenant’s commercial general liability insurance must contain a provision that the policy(ies) will be primary to and noncontributory with any insurance or self-insurance carried by Landlord, together with a provision including Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors and assigns as additional insureds. It must not include any exclusions or limitations applicable to the Additional Insureds that are not applicable to Tenant nor an insured vs. insured exclusion.

4.
Tenant’s policies described in Subsections 1 (i), (ii), (iii) and (iv) above must each contain a waiver by the insurer of any right to subrogation against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors

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and assigns. Tenant also waives its right of recovery for any deductible, self-insured retention or retained limit under same policies enumerated above.

5.
All of Tenant’s policies must contain a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord 30 days’ prior written notice. Tenant must also name Landlord as an additional insured on any excess or umbrella liability insurance policy(ies) carried by Tenant.

6.
VENDORS’ AND CONTRACTORS’ INSURANCE. If Tenant hires any vendor or contractor to complete work on the Premises; Tenant must cause such vendor or contractor to comply with the following insurance requirements:
A.
Commercial general liability insurance with coverage limits of not less than $1,000,000 combined single limit for bodily injury, personal injury, death and property damage liability per occurrence or the current limit carried by vendor or contractor, whichever is greater,
B.
Worker's compensation coverage as required by law, including employer's liability coverage with a limit of not less than $1,000,000 each employee, each accident and each disease.

C.
Vendor or Contractor and its insurer(s) providing the insurance coverages described in this Section 6 Parts A, and B above, must waive any and all rights of recovery against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors.

D.
The commercial general liability insurance policy required in Section 6 Part A, must name Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors as additional insured for both operations and product completed operations coverage. Such coverage will be primary and non-contributory to any insurance or self-insurance carried by Landlord and all entities controlling, controlled by, or under common control with Landlord.

NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THE LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO

LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

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EXHIBIT X WORK LETTER

For purposes of this Exhibit X, the term “Premises” means Suite 250. Landlord will cause its contractor to make the following improvements to the Premises: (i) relocate Tenant’s existing furniture, fixtures and equipment to the Premises; (ii) provide new electrical furniture feeds and floor core feeds, raise existing pendant fixtures and install TV at locations mutually agreed to by Landlord and Tenant; (iii) provide 1 new glass inset door; (iv) install film on the existing conference room and corner office; and (v) install new cabling to match Tenant’s existing cabling (“Suite 250 Tenant Improvements”). In addition, Landlord agrees to perform as part of the Suite 250 Improvements such other improvements reasonably requested by Tenant to prepare the Premises for occupancy by Tenant, as long as such other improvements neither increase the cost of the Suite 250 Tenant Improvements, nor delay the completion of the Suite 250 Improvements Unless otherwise agreed in writing by Landlord, all materials and finishes utilized in constructing the Suite 250 Tenant Improvements must be Landlord's building standard. If Landlord submits any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant must respond in writing, as appropriate, within 3 business days unless a shorter period is provided herein. Tenant will not unreasonably withhold its approval of any matter, and any disapproval will be with reasons specified. Landlord may require that one or more designated subtrades be union contractors.

If Tenant requests any changes or additional work (“Changes”), then provided such Change is reasonably acceptable to Landlord, Landlord will advise Tenant by written change order of any additional cost and/or Tenant Delay (as defined below) such change would cause. Tenant must approve or disapprove such change order in writing within 2 business days following its receipt. Tenant's approval of a change order will not be effective unless accompanied by payment in full of the additional cost of the Tenant Improvement work resulting from the change order. Landlord will have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, requests any Changes to the work, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Suite 250 Tenant Improvements or the issuance of an occupancy certificate (any of the foregoing being referred to in this Amendment as a "Tenant Delay"), then Tenant must bear any resulting additional construction cost or other expenses and the Commencement Date for Suite 250 will be deemed to have occurred for all purposes, including, but not limited to, Tenant's obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays.

Provided that Tenant has paid the increase in the Security Deposit and has provided Landlord with adequate evidence that Tenant is carrying the insurance for the Premises required by Exhibit D, Landlord will permit Tenant and its agents to enter the Premises up to 30 days prior to the Commencement Date for Suite 250 in order that Tenant may install its telephones, furniture, equipment, and computers using its own contractors, subject to Landlord's prior written approval (which approval will not be unreasonably withheld, conditioned, or delayed), and in a manner and upon terms and conditions and at times reasonably satisfactory to Landlord's representative. The foregoing license to enter the Premises prior to the Commencement Date for Suite 250 is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry causes disharmony or interferes with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours’ written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all reasonable requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms reasonably satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry will be deemed to be under all of the provisions of the Lease except as to the covenants to pay Basic Rent,

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unless Tenant commences business activities in the Premises. Landlord will not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event will the failure of Tenant's contractors to complete any work in the Premises extend the Commencement Date for Suite 250.

Tenant hereby designates Paul Little, Telephone No. (949) 238-8090, Email: plittle@eledon.com as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord will be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

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